Exhibit 10.24
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (the “Amendment”), dated as of the 26th day of June, 2009, is made by and between Cambium-Voyager Holdings, Inc. (the “Corporation”), Cambium Learning, Inc. (“Cambium”) and David Cappellucci (the “Executive”).
WITNESSETH THAT:
     WHEREAS, Cambium and the Executive are parties to that certain Employment Agreement, dated as of April 12, 2007 (the “Employment Agreement”); and
     WHEREAS, VSS-Cambium Holdings II Corp., the indirect parent of Cambium, has entered into that certain Agreement and Plan of Mergers, dated as of June 20, 2009, by and among Voyager Learning Company, the Corporation, Vowel Acquisition Corp., VSS-Cambium Holdings II Corp., Consonant Acquisition Corp., and certain other entities signatory thereto (the “Merger Agreement”); and
     WHEREAS, in connection with the Mergers (as defined in the Merger Agreement), Cambium shall become a wholly owned subsidiary of the Corporation; and
     WHEREAS, subject to and contingent upon the consummation of the Mergers, the Corporation and the Executive mutually desire the Executive to serve as the President of the Corporation, pursuant to the terms of the Employment Agreement, as amended hereby; and
     WHEREAS, subject to and contingent upon the consummation of the Mergers, in order to facilitate the foregoing, the Corporation, Cambium and the Executive desire to amend the Employment Agreement on the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration the receipt of which is hereby acknowledged, the Corporation, Cambium and the Executive hereby agree as follows:
     1. Sections 2 through and including Section 15 of this Amendment are subject to and contingent upon, the consummation of the Mergers, and such sections shall become effective only as of the Effective Time (as defined in the Merger Agreement). If the Merger Agreement is terminated for any reason, then all such sections of this Amendment shall be void ab initio.
     2. At the Effective Time, Cambium hereby transfers and assigns the Employment Agreement, as amended hereby, and all liabilities and obligations thereunder, to the Corporation, the Corporation hereby acknowledges and accepts such transfer and assignment, and the Executive hereby consents to such transfer and assignment. All references to the “Company” set forth in the Employment Agreement shall mean the Corporation. Capitalized terms used in this Amendment but not defined herein shall have the meanings set forth in the Employment Agreement.
     3. Notwithstanding any provision of Section 1.1 of the Employment Agreement or any other provision of the Employment Agreement to the contrary, during the period commencing as of the Effective Time, the Executive shall serve the Corporation as its President, and shall report directly to the Chief Executive Officer of the Corporation, and shall have primary responsibility for the Corporation’s intervention-focused businesses.
          (a) Upon the 180th day after the Effective Time (the “Initial Period”), the Executive may elect to transition from President to Vice Chairman of the Corporation on such amended terms regarding his role and responsibilities (such amendments pertaining solely to Section 1.1. of the

Employment Agreement) as the Corporation and the Executive may mutually agree in writing (the “Transition Amendment”) by his delivering written notice thereof to the Corporation upon expiration of the Initial Period; provided, however, (i) if the Executive does not elect such transition, then he shall be entitled to remain as the President of the Corporation in accordance with the terms of his Employment Agreement, as amended hereby or (ii) if the Executive does elect such transition, the terms of the Employment Agreement, as amended in accordance with the Transition Amendment, shall govern his Vice Chairman role; provided, however, that the Executive shall remain President of the Corporation under the terms of the Employment Agreement as amended hereby, and shall not assume the position of Vice Chairman unless and until the Transition Amendment becomes effective. If the Executive does elect such transition, but the Corporation and the Executive do not enter into the Transition Amendment prior to the 270th day after the Effective Time (the “End Date”), the Executive’s employment by the Corporation shall terminate upon the End Date, and he shall not at any time be entitled to any of the compensation or benefits under Section 5 of the Employment Agreement. If, after making such election, the Executive’s employment terminates on the End Date (by reason of the failure of the parties to enter into the Transition Amendment), so long as he has not resigned without Good Reason (other than due to death or Disability) or his employment has not been terminated for Cause, he shall be entitled to receive the following compensation, in lieu of any other compensation or benefits that may be available under Section 5 of the Employment Agreement: (i) his Base Salary through the date of termination of his employment, (ii) the amount of all then unpaid expense reimbursements due to the Executive under Section 4.2 of the Employment Agreement for periods prior to the date of termination, (iii) additional payments as severance equal to his Base Salary (at the rate in effect on the date of termination) for a period of twelve months after termination of his employment, payable in installments at the same times as the Executive’s salary would have been payable if the Executive’s employment had not terminated, (iv) a pro rated bonus equal to the amount of bonus that the Executive would have earned in respect of the calendar year in which termination occurs, multiplied by a fraction, the numerator of which is equal to the number days the Executive worked during such calendar year, and the denominator of which is equal to 365, and (v) continuation during that twelve month period of the health and dental insurance benefits provided to the Executive and his covered dependents under the Corporation’s insurance plans in effect as of the date of termination (except that the Executive shall pay that portion of the cost of such insurance as the Executive was required to pay as of the date of termination of employment and, if the Executive and his dependents become eligible for comparable health and dental benefits provided by any other employer, the Corporation may cease to provide those benefits to the Executive and his dependents). The bonus described in clause (iv) shall be paid at or about the same time annual bonuses are paid to other executives of the Corporation. Notwithstanding anything in the Employment Agreement to the contrary, the salary continuation payments described in clause (iii) above shall immediately be reduced dollar for dollar if, and in the amount which, he receives compensation or other remuneration from any employment or the performance of services (whether for the Corporation, another company, himself or any other business enterprise) during the period of such continuation payments. From and after the End Date (or earlier termination of employment), the Executive shall be subject to Article 6 of the Employment Agreement, as amended hereby; provided, however, that solely in the event that the Executive becomes entitled to the payments and benefits provided in clauses (i) through (v) of this paragraph, and solely for purposes of this Section 3(a), “Restricted Period” as defined in Section 6.2 of the Employment Agreement shall mean the twelve month period commencing immediately following the Executive’s termination of employment, unless the Corporation elects (in writing to the Executive no later than 30 days following the Executive’s termination of employment) to extend such Restricted Period for an additional 12 month period (i.e., 24 months in the aggregate) during which extended period the Corporation shall be obligated to continue to provide the Executive with the payments and benefits set forth in clauses (iii) and (v) of this paragraph, above. For clarity, if the Executive remains employed with the Corporation following the End Date, then the payments and benefits described in clauses (i) through (v) of this paragraph shall not be paid or provided, and the Executive’s employment shall remain subject to the Employment Agreement, as amended hereby, and as further amended as contemplated under the first sentence of this paragraph in connection with his transition to Vice Chairman of the Corporation.

          (b) Following the Effective Time and so long as the Executive remains employed by the Corporation as President (or, if the Transition Amendment has been executed by the parties, Vice Chairman), the Executive shall be nominated by the Corporation for election to the Board in accordance with the Corporation’s governance policies and applicable law; provided, that, continuing service as a member of the Board shall remain subject to election by the Corporation’s stockholders in accordance with the Corporation’s governance policies and applicable law. In the event the Executive’s employment with the Corporation shall terminate for any reason whatsoever, the Executive agrees that he shall immediately resign his position as a member of the Board, and each other position that he then holds with the Corporation or any of its affiliates. If the Executive shall fail to so resign, then such failure shall constitute Cause, and the Corporation shall thereupon have the right to remove the Executive from such positions without further action, deed or notice. Upon the End Date, if it shall occur, the Employment Agreement and its Term shall terminate and the Employment Agreement shall be of no further force and effect, except for provisions which by their terms expressly survive.
     4. Section 1.2 of the Employment Agreement is hereby amended and restated to read, in its entirety, as follows:
          The term (the “Term”) of the Executive’s employment under this Agreement shall begin as of the Effective Time, and shall continue to the earliest to occur of (x) a termination of employment pursuant to Section 1.1 of the Employment Agreement (as amended by Section 3 of the Amendment), or (y) a termination pursuant to Article 5 of the Employment Agreement.
     5. Section 3.1 of the Employment Agreement is hereby amended to provide that, effective as of the Effective Time, the Base Salary shall equal $395,000.
     6. Section 3.2 of the Employment Agreement is hereby amended to provide that, with respect to the Cash Bonus, commencing with calendar year 2010, the Target Bonus shall equal 75% of Base Salary, and the Maximum Bonus shall equal 150% of Base Salary. Notwithstanding Section 3.2 of the Employment Agreement or any other provision of the Employment Agreement to the contrary, the Cash Bonus in respect of calendar year 2009 shall equal $250,000 and shall be payable upon the expiration of the Initial Period (but not later than the date upon which annual bonuses for 2009 are paid to other executives of the Corporation); provided, however, if the Executive’s employment by the Corporation was terminated with Cause or by the Executive without Good Reason (other than due to Executive’s death or Disability) prior to the expiration of the Initial Period, or if the Executive has provided notice of resignation without Good Reason for any reason prior to the expiration of the Initial Period, then such bonus shall not be paid and shall instead be forfeited.
     7. As of the Effective Time, Section 5.4 of the Employment Agreement (Termination Resulting From a Realization Event) is hereby terminated and deleted in its entirety. Further, the Executive and the Corporation hereby agree that neither the consummation of the Mergers nor any other transaction that occurs pursuant to or in anticipation of the Merger Agreement shall constitute a Realization Event or any other event or circumstance for which any payment is due under Section 5 of the Employment Agreement.
     8. The Executive and the Corporation hereby agree that none of the changes to the Executive’s title, authority, duties , responsibilities, employer, and reporting responsibilities, none of the provisions of this Amendment (including without limitation, the inability of the parties to agree upon terms following the Executive’s election to transition to Vice Chairman under Section 3 above), and none of the transactions contemplated by the Merger Agreement (collectively, the “Amendment Changes”), shall constitute Good Reason or Cause, and the Executive hereby waives any right to resign for Good Reason and the Company waives any right to terminate Executive for Cause, in either case in connection with any such Amendment Changes. Nothing provided herein is intended to limit the parties’ respective rights to resign for Good Reason or to terminate for Cause, as applicable, under the Employment Agreement in respect of any event that occurs subsequent to the Effective Time that is not an Amendment Change.
     9. The Executive has executed a Voluntary Waiver of Equity and Compensation Rights (the “Waiver”) relating to all of his rights relating to the VSS-Cambium Management LLC Management Incentive Plan as set forth in the limited liability company agreement of the Management LLC. The Executive shall be entitled to a return of his capital contribution in accordance with the terms of the Waiver. As of the Effective Time, Section 3.3 of the Employment Agreement (Management Incentive Plan) is hereby terminated and deleted in its entirety.
     10. At the Effective Time, the Executive shall be granted an option to purchase 600,000 shares of Corporation common stock pursuant to the Corporation’s 2009 Equity Incentive Plan. The terms and conditions of such stock options shall be determined by the Board (or the Compensation Committee of the Board) in its sole and absolute discretion; provided, however, that such terms and conditions shall be no less favorable to the Executive than those provided to the Chief Executive Officer of the Corporation and as set forth on Annex A hereto; provided, further, however, that such options shall vest ratably over four years beginning on the date of grant, such that the number of vested options shall equal the total number of options initially granted, multiplied by a fraction, the numerator of which is the number of days the Executive has been employed by the Corporation since the date of grant (commencing at the Effective Time), and the denominator of which is 1,460. If Executive’s employment is terminated under Section 5.2 of the Employment Agreement for Cause, or if the Executive resigns from his employment prior to the End Date, other than for Good Reason (excluding by reason of death or Disability), then, notwithstanding any provision of the Plan or any grant agreement to the contrary, the Executive shall immediately and automatically forfeit all such vested and unvested options.
     11. Clause (iii) of Section 5.1(b) of the Employment Agreement is hereby amended and restated to read, in its entirety, as follows:
“(iii) additional payments equal to 150% of the Executive’s Base Salary at the rate in effect at the time of termination (the “Aggregate Severance Amount”) to be paid over a period of twenty-four (24) months after termination of employment, payable in installments (subject to applicable withholding) at the same times as the Executive’s salary would have been payable if the Executive’s employment had not been terminated, and”
     12. Clause (iv) of Section 5.1(b) of the Employment Agreement is hereby amended by replacing the term “twelve-month” with the term “twenty-four month.”
     13. As of the Effective Time, Section 5.4 of the Employment Agreement (Realization Event) is hereby terminated and deleted in its entirety, and the definition of Realization Event in Section 5.5(d) of the Employment Agreement shall be amended and restated to read, in its entirety, “Intentionally omitted.”
     14. Section 6.2 of the Employment Agreement is hereby amended and restated to read, in its entirety, as follows:
“For the purpose of Section 6.1, the Restricted Period shall be eighteen months from the effective date of termination of the Executive’s employment, regardless of the reason for termination of the Executive’s employment. Notwithstanding the foregoing, the Company shall have the right to extend the Restricted Period for an additional six (6) months immediately following such eighteen-month period (the “Extension Period”) if (i)

the Company provides written notice to the Executive of such extension within 90 days following his termination of employment and (ii) the Company pays the Executive, during such Extension Period, compensation payments in the amount equal to 50% of his Base Salary, as in effect on the date of termination, in equal installments at the same times as the Executive’s salary would have been payable if the Executive’s employment had not been terminated.”
     15. The parties hereto shall, simultaneously with the execution of this Amendment, execute the Amendment to Executive Covenants Agreement, by and between the Cambium and the Executive, dated as of April 12, 2007, in the form set forth as Annex B hereto.
     16. A new Section 7.13 is hereby added to the Employment Agreement which shall read, in its entirety, as follows:
“ The payments pursuant to this Agreement are intended to be exempt from or, comply with, the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be interpreted and operated accordingly to the fullest extent possible; provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A. In accordance with the preceding sentences, the date on which a “separation from service” pursuant to Section 409A (“Separation from Service”) occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments under this Agreement be exempt from the requirements of Section 409A or comply with the requirements of Section 409A. To the extent that any payments pursuant to this Agreement constitute “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon Separation from Service, then, if the Executive is a “Specified Employee” pursuant to Section 409A on the date of the Executive’s Separation from Service, then to the extent required for the Executive not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made before the earlier of (i) 6 months after the Executive’s Separation from Service; or (ii) the date of the Executive’s death. Should the preceding sentence result in payments to the Executive at a later time than otherwise would have been made under this Agreement, on the first day any such payments may be made without incurring additional tax pursuant to Section 409A (“409A Payment Date”), the Company shall make such payments provided that any amounts that would have been paid earlier but for the application of this paragraph shall be paid in a lump sum on the 409A Payment Date. For purposes of Section 409A, each payment installment shall be treated as a separate payment. The parties agree to cooperate to minimize the impact of Section 409A without materially changing the economic value of this Agreement to either party.”
     17. Except as expressly modified hereby, the Employment Agreement shall otherwise remain in full force and effect, and is hereby ratified by the Corporation and Cambium. Notwithstanding anything herein to the contrary, all payments described in this Amendment that are made in connection with the Executive’s termination of employment hereunder or that are “post employment compensation or benefits” (within the meaning of Section 7.12 of the Employment Agreement) shall be subject to the release requirements of Section 7.12 of the Employment Agreement, which release shall be in the form as attached hereto as Annex C, except for such reasonable amendments as may be required by applicable law to assure the effectiveness of the release of claims.
     18. This Amendment may be executed in counterparts, each of which shall constitute an original, but both of which together shall constitute one and same instrument.
     19. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties have signed this Amendment to Employment Agreement as of the day and year set forth above.

CAMBIUM LEARNING, INC.

By:	/s/ Scott J. Troeller

Name: Scott J. Troeller
Title: Vice President

CAMBIUM-VOYAGER HOLDINGS, INC.

By:	/s/ Scott J. Troeller

Name: Scott J. Troeller
Title: President

/s/ David Cappellucci

DAVID CAPPELLUCCI
[Signature Page to Amendment to Employment Agreement of David Cappellucci]